UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
June 8, 2016

GIGAMON INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35957	26-3963351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3300 Olcott Street
Santa Clara, California 95035
(Address of principal executive offices, including zip code)
(408) 831-4000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.
On June 8, 2016, Gigamon Inc. (“Gigamon”) held its 2016 annual meeting of stockholders (the “Annual Meeting”). At the Annual Meeting, proxies representing 32,208,000 shares of Gigamon’s common stock, or approximately 92.43% of the total shares entitled to vote, were present and voted on the following four proposals, each of which is described in more detail in Gigamon’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 22, 2016:
Proposal One - Election of Directors. The following nominees were elected as Class III directors to serve until the 2019 annual meeting of stockholders or until their respective successors are duly elected and qualified.

Nominee	Votes For	Withheld	Broker Non-Votes
Paul A. Hooper	25,150,843	1,180,049	5,877,108
John H. Kispert	24,943,487	1,387,405	5,877,108
Joan A. Dempsey	25,086,468	1,244,424	5,877,108
Gigamon’s Board of Directors is comprised of eight members who are divided into three classes with overlapping three-year terms. The term of Gigamon’s Class I directors, Michael C. Ruettgers and Paul J. Milbury, will expire at the 2017 annual meeting of stockholders. The term of Gigamon’s Class II directors, Ted C. Ho, Corey M. Mulloy and Robert E. Switz, will expire at the 2018 annual meeting of stockholders.
Proposal Two - Advisory Vote on Named Executive Officer Compensation. The compensation of Gigamon’s named executive officers was approved on a non-binding advisory basis.

Votes For	Votes Against	Abstentions	Broker Non-Votes
25,589,870	706,350	34,672	5,877,108
Proposal Three - Advisory Vote on the Frequency of Advisory Votes on Named Executive Officer Compensation. The stockholders advised that they were in favor of one year as the frequency of holding a non-binding advisory vote on named executive officer compensation.

1 Year	2 Years	3 Years	Abstain	Broker Non-Votes
23,931,206	1,180,937	931,638	287,111	5,877,108
Proposal Four - Ratification of the Appointment of Independent Registered Public Accounting Firm. The appointment of PricewaterhouseCoopers LLP as Gigamon’s independent registered public accounting firm for its fiscal year ending December 31, 2016 was ratified.

Votes For	Votes Against	Abstentions	Broker Non-Votes
32,175,989	20,987	11,024	0

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGAMON INC.

By:	/s/ Paul B. Shinn
Paul B. Shinn Chief Legal Officer and Senior Vice President of Corporate Development
Date: June 10, 2016